UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

AVENUE THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	47-4113275
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2 Gansevoort Street, 9 th Floor
New York, New York	10014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 652-4500

Securities registered pursuant to Section 12(b) of the Act:

(Title of Class)	(Name of exchange on which registered)
n/a	n/a

Securities registered pursuant to section 12(g) of the Act:

(Title of Class)

Common Stock, par value $0.0001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

AVENUE THERAPEUTICS, INC.

FORM 10

EXPLANATORY NOTE

Avenue Therapeutics, Inc. (the “Company”) is filing this third amendment, dated March 27, 2017 (“Amendment No. 3”), to our registration statement on Form 10, filed with the U.S. Securities and Exchange Commission on January 12, 2017 (the “Registration Statement”), solely to amend and restate the information in Item 14 of the Registration Statement and the first and second amendments thereto, filed on March 6, 2017 (“Amendment No. 1”) and March 13, 2017 (“Amendment No. 2”), respectively, and to file Exhibit 16.1.

This Amendment No. 3 should be read in conjunction with the Registration Statement, Amendment No. 1 and Amendment No. 2, and continues to speak as of the dates thereof. Accordingly, this Amendment No. 3 does not reflect events occurring after the filing of the Registration Statement, Amendment No. 1 and Amendment No. 2, or modify or update any related or other disclosures.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Effective September 27, 2016, we dismissed EisnerAmper LLP (“EisnerAmper”) as the  independent registered public accounting firm for Fortress and the Fortress Companies, including Avenue. The Fortress Board of Directors participated in and approved this decision.

The reports of EisnerAmper on the consolidated financial statements of the Company for the fiscal period from February 9, 2015 (inception) to October 31, 2015 (previous fiscal year end), did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal period from February 9, 2015 (inception) to October 31, 2015, and through September 27, 2016, we did not have any disagreements with EisnerAmper on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EisnerAmper, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for such time periods.

During the fiscal period from February 9, 2015 (inception) to October 31, 2015, and through September 27, 2016, no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K have occurred.

EisnerAmper has indicated to the Company that it concurs with the foregoing statements contained in the second, third and fourth paragraphs above as they relate to EisnerAmper and has furnished a letter to the Securities and Exchange Commission to this effect. A copy of the letter from EisnerAmper is attached to this registration statement as Exhibit 16.1.

Effective October 11, 2016, Fortress and the Company engaged BDO USA, LLP (“BDO”) as its new independent registered public accounting firm. The Company’s Board of Directors approved this decision.

During the fiscal period from February 9, 2015 (inception) to December 31, 2015, and through October 11, 2016, we did not consult with BDO regarding any matters described in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K under the Securities Act of 1933.

Item 15.	Exhibits

(b)	Exhibits.

Exhibit No.	Description

16.1	Letter from EisnerAmper LLP to the SEC.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Avenue Therapeutics, Inc.

By:	/s/ Lucy Lu, M.D.
Name: Lucy Lu, M.D.
Title: Interim President, Chief Executive Officer and Director
March 27, 2017

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

*	Executive Chairman of the Board	March 27, 2017
Lindsay A. Rosenwald, M.D.

/s/ Lucy Lu, M.D.	Interim President,	March 27, 2017
Lucy Lu, M.D.	Chief Executive and Director

*	Interim Chief Medical Officer	March 27, 2017
Scott A. Reines, M.D., Ph.D.

*	Interim Chief Financial Officer	March 27, 2017
David J. Horin

*	Director	March 27, 2017
Michael S. Weiss

*	Director	March 27, 2017
Neil Herskowitz

*	Director	March 27, 2017
Jeffrey Paley, M.D.

*	Director	March 27, 2017
Akhtar Samad, M.D., PhD.

*	Director	March 27, 2017
Jay Kranzler, MD, PhD.

*	/s/ Lucy Lu, M.D.
Attorney in Fact

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